Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of May 30, 2020, is entered into by and between Phillip Tighe (“Consultant”), and Blue Bird Corporation, a Delaware corporation (“Company”).
BACKGROUND
A.    In recognition of Consultant’s skills, expertise and knowledge, and particularly his experience with Company and in the industry, most recently having served as Company’s Chief Financial Officer prior to his retirement, and his intimate knowledge of Company’s business, financial affairs, practices and policies, Company desires to retain Consultant as an independent contractor to provide certain consulting and advisory services for a period of time.
B.    Consultant desires to provide such services to Company on the terms and conditions described in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the adequacy of which the parties hereby acknowledge, the parties hereto agree as follows:
AGREEMENT
1.Engagement of Consultant. Company hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms and conditions described in this Agreement, beginning July 1, 2020 (the “Engagement Date”).

2.Term of Agreement. The term of this Agreement will begin on the Engagement Date and will continue until May 31, 2021, except as otherwise provided in this Agreement. The parties may agree in writing to terminate this Agreement earlier, or to extend the term of Agreement, at any time. Notwithstanding the foregoing, the term of this Agreement may be terminated by Consultant at any time upon fifteen (15) days’ prior written notice to Company. The period from the Engagement Date until the termination of the term of this Agreement will be referred to as the “Term.”

3.Consultant’s Services. Consultant shall provide consulting and advisory services to Company during the Term, as reasonably requested by Company, on matters with respect to which Consultant’s experience and expertise may be deemed helpful to Company. Such services may include, without limitation, providing assistance, advice and counsel as requested by Company from time to time with respect to and in connection with Company’s transition to a new Chief Financial Officer; Consultant’s presence at Company’s headquarters location to consult with, advise and otherwise assist Company management or its Board of Directors; participation in meetings (telephonic or in person) with Company personnel and/or others, at Company’s headquarters or elsewhere; and reviewing and/or assisting in preparation of reports, documents, information, filings or other similar papers. Consultant agrees to provide such services promptly and professionally. Company agrees to provide Consultant with such support as Company deems to be reasonably necessary for Consultant to perform the consulting and advisory services under this Agreement, including without limitation the use of office space on Company’s premises and any necessary administrative or secretarial support when Consultant is required to be present at Company’s headquarters location.

4.Time Commitment. Consultant agrees to be available to provide a substantial level of services to or for the benefit of Company pursuant to this Agreement, and Consultant acknowledges that his presence at Company’s headquarters location for a considerable amount of time could be required in connection with such services. Accordingly, Consultant agrees not to accept other employment, engage in business or provide consulting or similar services other than to Company during the Term, except to the extent that such activities would not be contrary to the provisions of this Agreement (and the terms of any other agreement between Consultant and Company) and would not materially interfere with Consultant’s performance of the consulting services under this Agreement.

5.Compensation. In consideration of the consulting and advisory services to be rendered by Consultant pursuant to this Agreement, Company shall pay Consultant at the monthly rate of $33,333.33, such amount to be paid promptly following the end of each month.

6.Reimbursement of Expenses. With prior approval of Company, Consultant shall be entitled to reimbursement for reasonable business expenses Consultant incurs in connection with the services provided to Company under this Agreement including, without limitation, all reasonable travel-related expenses incurred on Company’s behalf, e.g., in connection with travel from Consultant’s residence to Company’s headquarters location.

Exhibit 10.2

7.Relationship. The parties stipulate and agree that Consultant is an independent contractor and not an employee with respect to the services to be performed hereunder. Notwithstanding any provision hereof to the contrary, nothing in this Agreement shall be construed as giving Company primary direction or control over the judgment of Consultant as to the time, location, manner or method in which he performs the services hereunder. This Agreement describes the work to be performed by Consultant, but does not reserve to Company primary direction or control in the time, location, manner or method in which such services are to be performed. This Agreement sets forth the goals of the relationship and standards to be satisfied by Consultant, but does not create the relationship of an employer and employee. Consultant shall have full discretion and authority regarding the manner in which he performs the services described in this Agreement, without further notice, consent or approval of any party, except as otherwise expressly provided in this Agreement. Neither party will hold Consultant out to the public as an employee or agent of Company or as having authority to bind Company. Consultant will not be eligible for any employee benefits of any type whatsoever provided under Company plans, policies or programs with respect to services provided pursuant to this Agreement, and will not be subject to or eligible under any employment policies relating to common law employees (regardless of the status of Consultant for tax or other purposes).

8.Violations of Agreement; Other Company Agreements and Policies; Rules and Regulations. Consultant agrees to comply with all Company policies, programs, arrangements and agreements to which he is subject or a party, and any rules and regulations that may apply with respect to Consultant’s work. If Company determines that Consultant has materially violated any of the terms of this Agreement, or of any other Company policy, program, arrangement or agreement, including without limitation the provisions of any employment or similar agreement, confidentiality, noncompetition and/or nonsolicitation or similar agreement regarding restrictive covenants, or other agreement with Company, or a Company code of conduct or other Company written policy generally applicable to executive employees, or applicable rule or regulation, while a Company employee or during the Term, Company may terminate this Agreement after giving Consultant written notice, and a reasonable opportunity to cure. Upon any such early termination, Consultant will not be eligible to receive any additional amounts of compensation under this Agreement.

9.Withholding; Taxes. Consultant and Company agree that Consultant is not an employee for federal or state tax purposes. Consultant acknowledges that Company shall not withhold from the amounts payable to Consultant hereunder, any amounts for federal or state income taxes, social security payments, or other withholdings. Consultant agrees to report all income derived from Company pursuant to this Agreement to the appropriate federal, state and local agencies and to pay all taxes owing with respect to same.

10.Section 409A Compliance. Amounts payable pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 409A”), to the extent an exemption(s) is available, or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:

a.It is intended that each installment of the payments hereunder shall be treated as a separate “payment” for purposes of Section 409A.

b.If as of Consultant’s employment termination date from Company, Consultant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Consultant’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date with is the earlier of (A) expiration of the six‐month period measured from such “separation from service,” and (B) the date of Consultant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Consultant in a lump‐sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

c.While this Agreement is intended to be exempt from or compliant with Section 409A, Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences of Consultant’s entitlements under this Agreement, including, but not limited to, under Section 409A.

11.Worker’s Compensation and Unemployment Insurance. Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by Company. If required by law, Consultant shall maintain worker’s compensation insurance.

Exhibit 10.2

12.Governing Law and Venue. This Agreement shall be interpreted in all respects by the internal laws of the State of Georgia, and the venue for the resolution of any disputes (location of any lawsuit) shall be solely in the state and federal courts in Georgia.

13.Company Documents, Information, or Property. Consultant agrees that, on or before the Termination Date, Consultant will have returned to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Company property in Consultant’s possession or control.

14.Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

15.Assignment. Neither Company nor Consultant shall make or purport to make any assignment or other transfer of this Agreement or any of the rights granted to it or him under this Agreement without the prior written consent of the other party, and no such assignment or transfer shall be effective without consent of such other party.

16.Severability. If any part of this Agreement, for any reason, is declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination will not affect the validity of any remaining portion, and such remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; but at the same time, the provision declared invalid will not be invalidated in its entirety, but will be observed and performed by the parties to the extent such provision is valid and enforceable.

17.Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

18.Complete Agreement. This Agreement constitutes the entire agreement between Company and Consultant and supersedes all previous and contemporaneous written and oral agreements regarding services to be provided during the Term, and no other representations, statements, inducements, negotiations or commitments, oral or written, with respect to Consultant’s engagement that are not contained in this Agreement will be binding upon the parties. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

19.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one agreement, and the signature of either party to a counterpart shall be deemed to be a signature to, and may be appended to, the other counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONSULTANT:

/s/ Phillip Tighe
Phillip Tighe

COMPANY:

/s/ Tom Roberts
By: Tom Roberts
Title: Chief Administrative Officer